Exhibit 99.2

Vistaprint Investor Contact: Angela White 781-652-6480 ir@vistaprint.com or Media Contact: Jason Keith 781-652-6444 publicrelations@vistaprint.com
Vistaprint Introduces New Long-Term Financial Targets
and Investment Approach to Support Growth Strategy
- Company aims to achieve 20% or better organic revenue and EPS growth CAGR over next five years -
VENLO, the Netherlands, July 28, 2011 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, introduced today five-year revenue and EPS targets and a new investment approach to support its growth strategy.
“Over the last 15 years, Vistaprint has grown to become a leading player in the very large and fragmented market for small business marketing solutions,” said Robert Keane, president and chief executive officer. “We have built significant competitive advantages via our marketing approach, proprietary technology, and manufacturing expertise. We have driven strong growth and developed substantial scale advantage by executing on our core strengths in mass customization technologies and by introducing an unmatched breadth of small business marketing products. We believe we are now well positioned to capitalize on our past success in order to capture significantly more of the large market opportunity we see ahead of us. To do so, we believe that now is the right time to adopt a new investment approach to support our ability to scale even faster and drive significant long-term shareholder returns.”
Effective this fiscal year Vistaprint has altered its investment approach, resulting in a trade off of near-term earnings growth in favor of significant up-front investment to fuel greater customer value, longer-term scale advantages, higher organic revenue growth and operationally based competitive advantage. The company has not altered its practice of requiring strong returns on investments, but is accelerating the timing of those investments to support its long-term growth strategy.
Vistaprint developed important components of its operational growth strategy during the course of fiscal 2011 and described some of the key strategy components at and subsequent to its February 28, 2011 Investor Day:

•	Customer Value Proposition — deliver major improvements to customer experience, satisfaction and loyalty while changing success metrics from short-term transaction-focused value to longer-term life time value.

•	Life Time Value Based Marketing — invest more deeply into traditional Vistaprint marketing channels and expand in relatively new channels such as broadcast and direct mail in order to accelerate new customer acquisition and seek to reach offline audiences that are not currently looking to online suppliers for their marketing needs.

•	World Class Manufacturing — accelerate investment in production process improvements, employee training, supply chain management and manufacturing-related engineering to make a step-function improvement in product quality and reliability and to significantly lower unit manufacturing costs.

•	Market Adjacencies — lay foundations for continued rapid growth five and more years in the future by seeking to expand on initial successes in the four market adjacencies of home and family personalized products, digital marketing services, geographic expansion outside North America and Europe, and higher-value small business customers.
Vistaprint believes that if it executes this strategy well, by fiscal 2016 it will grow organically to $2 billion or more in annual revenue and to annual GAAP earnings per share of approximately $5.00. Success in meeting these objectives would reflect five-year compound annual growth rates of 20% or better from the results achieved in fiscal 2011. In addition to requiring solid execution by Vistaprint on its operational strategy, hitting those targets by fiscal 2016 requires a new investment approach: namely heavier up-front investments in fiscal 2012 and fiscal 2013. The company expects this will cause earnings per share to decline significantly from fiscal 2011 to fiscal 2012, and to grow only modestly from fiscal 2012 to fiscal 2013. The company does not expect to achieve annual GAAP earnings per share above its fiscal 2011 results until fiscal 2014. Organic constant currency revenue growth is expected to accelerate from the company’s fiscal 2011 growth rate of 22% beginning as early as fiscal 2012, and to average 20% or better over the next five years.
Since Vistaprint is planning to invest up-front to fuel this strategy (instead of its past practice of constraining high-return investments to deliver a minimum EPS target each year) the company also does not expect to pursue its past practice of reinvesting all earnings power above the targeted EPS for the year if it outperforms against annual earnings targets.
Another component of the new strategy is to leverage Vistaprint’s strong balance sheet and cash flows, including repurchasing shares when deemed appropriate. Vistaprint also expects to be more proactive in assessing potential merger and acquisition targets, though it will continue to be prudent and selective. The company expects to target firms with less than $100 million in annual revenue which possess technology, market presence and/or expertise in the market adjacencies identified in its strategy. Vistaprint cannot predict the timing and magnitude of potential transactions, and the financial targets and expectations outlined above do not incorporate the financial impact of any future acquisition activity.
“We began fiscal 2011 with a goal to understand our customers better and to look more deeply at our levers for future growth,” said Ernst Teunissen, executive vice president and chief financial officer. “By the end of the year, we had compelling data that convinced us that we have a real opportunity to capitalize now on the current strength of our market position, balance sheet, and scale advantages. By doing so, we believe we can deliver the greatest long-term value to customers, employees and shareholders. We do not take lightly the decision to step up our near-term investments, but we are confident that it is the right thing to do, and now is the right time to do it.”
Vistaprint will discuss the operational and investment strategy on its fourth quarter and fiscal 2011 earnings prepared remarks presentation on July 28, 2011. At approximately 4:20 p.m. (EDT) Vistaprint will post, on the Investor Relations section of www.vistaprint.com, a link to this pre-recorded audio visual presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:30 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (866) 700-0161, access code 73576830. A replay of the Q&A session will be available on the company’s Web site following the call on July 28, 2011.
About Vistaprint
Vistaprint N.V. (Nasdaq:VPRT) empowers more than 11 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 2,800 people, operates 24 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.
Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.
This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to revenue, EPS and growth rate projections during the next five years, our planned investments in our business and the anticipated effects of those investments and our operational growth strategy and the anticipated effects of our strategy. Our actual results may differ materially from those indicated by these forward-looking statements. Projections are inherently uncertain and are based on assumptions and judgments by management. Our projections may turn out to be wrong as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which the projections are based; our failure to make the investments in our business that we plan to make or the failure of those investments to have the effects that we expect; our failure to execute our strategy; currency fluctuations that affect our revenues and costs; unanticipated changes in our market, customers or business; competitive pressures; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; costs and disruptions caused by acquisitions; general economic conditions; and the additional factors listed below. Our investments in our business and our strategy may not succeed or may not have the effects that we expect as a result of various important factors, including but not limited to our inability to make the investments we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; our inability to purchase or develop technologies and production platforms to enhance our competitive advantage and scale our operations; the failure of our current supply chain to provide the resources we need and our inability to develop new or enhanced supply chains; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage the growth and complexity of our business and expand our operations; our inability to manage the challenges of our international operations; competitive pressures; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; and general economic conditions. You can also find other factors described in our Form 10-Q for the quarter ended March 31, 2011 and the other documents we periodically file with the U.S. Securities and Exchange Commission.
In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations, beliefs and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.